Exhibit 10.37

SAILPOINT TECHNOLOGIES HOLDINGS, INC.

SEVERANCE PAY PLAN

AND

SUMMARY PLAN DESCRIPTION

Effective November 6, 2018

SAILPOINT TECHNOLOGIES HOLDINGS, INC.

SEVERANCE PAY PLAN

AND

SUMMARY PLAN DESCRIPTION

This plan document describes the severance benefits provided under the Sailpoint Technologies Holdings, Inc. Severance Pay Plan.  This plan document also serves as a summary plan description.

Article I
DEFINITIONS

1.1“Annual Base Salary” means the annual base salary of a Participant in effect immediately prior the Participant’s Termination of Employment (or, to the extent applicable, the annual base salary in effect prior to any change in annual base salary that would constitute Good Reason).

1.2“Board” means the Board of Directors of the Company.

1.3“Cause” means “cause” as defined in the Participant’s Employment Agreement, or in the absence of such an agreement or such a definition, “Cause” will mean a vote of the Board for the CEO and the Committee for all other Participants that the Participant should be dismissed as a result of (a) the Participant’s conviction of a felony; (b) the Participant’s engaging in any other act of fraud, intentional misrepresentation, moral turpitude, misappropriation or embezzlement, illegality or unlawful harassment which, as determined by the Board in good faith and in light of all available facts, would: (1) materially adversely affect the business or the reputation of the Company with its current or prospective customers, suppliers, lenders and/or other third parties with whom the Company does or might do business; or (2) expose the Company to a risk of material civil or criminal legal damages, liabilities or penalties; (c) the Participant’s repeated willful failure to follow the reasonable directives of the Board in connection with the business affairs of the Company; or (d) any material breach by the Participant of any material agreement with the Company or any of its subsidiaries or material violation of the Company’s policies; or (e) the Participant’s willful and deliberate non-performance of duty in connection with the business affairs of the Company, provided, however, in the event of termination based on (c), (d) or (e), the Participant will have a period of thirty (30) days after written notice to the Participant from the Company to cure the circumstance, if curable.

1.4“CEO” means the Chief Executive Officer of the Company.

1.5“CEO Base Amount” means, unless a Participation Agreement provides otherwise, an amount equal to the CEO’s Annual Base Salary.

1.6“Change in Control” has the meaning set forth in the Sailpoint Technologies Holdings, Inc. 2017 Long Term Incentive Plan.

1.7“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

1.8“COBRA Continuation Benefit” means continued participation in the Company’s group health plan pursuant to COBRA at active employee rates and pursuant to the coverage election in effect for the Participant immediately prior to the Participant’s Termination of Employment.

1.9“Code” means the Internal Revenue Code of 1986, as amended.

1.10“Committee” means the Compensation Committee of the Board.

1.11“Company” means Sailpoint Technologies Holdings, Inc.

1.12“Disability” means a disability resulting in the payment of long term disability benefits under the Company’s long term disability plan.

1.13“Effective Date” means November 6, 2018.

1.14“Employment Agreement” means the employment agreement, if any, between the Participant and the Company.

1.15“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.16“Executive” means a member of the Senior Leadership Team designated by the Plan Administrator as a Participant.

1.17“Executive Base Amount” means, unless a Participation Agreement provides otherwise, an amount equal to the Executive’s Annual Base Salary.

1.18“Good Reason” means “good reason” as defined in the Participant’s Employment Agreement, or in the absence of such an agreement or such a definition, “Good Reason” means that the Participant resigns from employment with the Company after complying with the Good Reason Process because, without the Participant’s prior written consent, the Company: (a) reduces the Participant’s base salary in any material respect, except for across-the-board salary reductions not to exceed 10% based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (b) fails to pay any material incentive compensation to which the Participant is actually entitled under a written agreement with the Company; (c) makes a material reduction in the Participant’s job responsibilities so as to constitute a de facto demotion (other than a mere change in title or reporting relationship effected in connection with the integration of the operations of the Company into the operations of an acquirer in connection with a Change in Control); or (d) relocates the Participant’s principal place of work to a location more than 25 miles from the location at the Effective Date, without the Participant’s prior written approval.

1.19“Good Reason Process” means that (a) the Participant reasonably determines in good faith that a Good Reason condition has occurred; (b) the Participant notifies the Company in writing of the first occurrence of the Good Reason condition within 90 days of the first occurrence of such condition; (c) the Participant cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice to remedy the condition; (d) notwithstanding such efforts, the Good Reason condition continues to exist; and (e) the Participant terminates the Participant’s employment within 60 days after the end of the cure period contemplated by clause (c) above. If the Company cures the Good Reason condition during such cure period, Good Reason shall be deemed not to have occurred.

1.20“Participation Agreement” means the notice delivered to a Participant informing the Participants of the terms and conditions of the Participant’s participation in the Plan.

1.21“Participant” means an Employee who receives a Participation Agreement and is selected for participation in the Plan pursuant to Article II.

1.22“Plan” means the Sailpoint Technologies Holdings, Inc. Severance Pay Plan.

1.23“Plan Administrator” means the Company or the individual or individuals designated by the Company to administer the Plan.  As of the date of adoption of the Plan, the Committee has been designated as the Plan Administrator.

1.24“Protection Period” means the period beginning three months prior to a Change in Control and ending on the one year anniversary following a Change in Control.

1.25“Senior Leadership Team” means those key employees identified by the Committee as eligible to participate in the Plan from time to time.

1.26“Termination of Employment” means a separation from service within the meaning of Treasury Regulation § 1.409A-1(h).

Article II
ELIGIBILITY AND PARTICIPATION

2.1Participation.  The CEO and any Executive who receive a Participation Agreement will be eligible to participate in the Plan effective as of the date of such Participation Agreement.  The terms and conditions of the severance benefit potentially payable to a Participant will be subject to the Participation Agreement delivered to the Participant and to the Plan.  In the event of an explicit discrepancy between a Participation Agreement and the Plan, the Participation Agreement will control.

Article III
SEVERANCE BENEFITS

3.1Severance Benefits.

(a)Payment of Severance Benefit.  A Participation Agreement will specify the amount and timing of a severance benefit to the extent such terms vary from those of the Plan.

(b)Termination Prior To or Following the Protection Period.

(i)CEO Benefit.  Subject to Section 3.3 and unless otherwise provided pursuant to a Participation Agreement, in the event the CEO incurs a Termination of Employment with the Company prior to or following the Protection Period that is (A) by the Company without Cause or (B) a Termination of Employment by the CEO with Good Reason, the CEO will be entitled to receive, (x) in a single lump sum payment on the 60th day following the CEO’s Termination of Employment, an amount equal to the CEO Base Amount, and (y) to the extent the CEO properly elects COBRA, the COBRA Continuation Benefit for a period of 12 months following the CEO’s Termination of Employment.

(ii)Executive Severance Benefit.  Subject to Section 3.3 and unless otherwise provided pursuant to a Participation Agreement, in the event the Executive incurs a Termination of Employment with the Company prior to or following the Protection Period that is by the Company without Cause, the Executive will be entitled to receive, (A) in a single lump sum payment on the 60th day following the Executive’s Termination of Employment, an amount equal to 50% of the Executive Base Amount, and (B) to the extent a Participant properly elects COBRA, the COBRA Continuation Benefit for a period of six months following the Participant’s Termination of Employment.

(c)Termination Within the Protection Period.

(i)CEO Benefit.  Subject to Section 3.3 and unless otherwise provided pursuant to a Participation Agreement, in the event the CEO incurs a Termination of Employment with the Company within the Protection Period that is (A) by the Company without Cause or (B) a Termination of Employment by the CEO with Good Reason, the CEO will be entitled to receive, (x) in a single lump sum payment on the 60th day following the CEO’s Termination of Employment, an amount equal to 150% of the CEO Base Amount, (y) to the extent the CEO properly elects COBRA, the COBRA Continuation Benefit for a period of 18 months following the CEO’s Termination of Employment, and (z) accelerated vesting of all outstanding equity compensation awards held by the CEO immediately prior to such Termination of Employment (with performance-based equity awards vesting at the greater of actual performance as of such Termination of Employment or the target performance goal established with respect to such awards).

(ii)Executive Severance Benefit.  Subject to Section 3.3 and unless otherwise provided pursuant to a Participation Agreement, in the event the Executive incurs a Termination of Employment with the Company within the Protection Period that is by the Company without Cause, the Executive will be entitled to receive, (A) in a single lump sum payment on the 60th day following the Executive’s Termination of Employment, an amount equal to the Executive Base Amount, (B) to the extent a Participant properly elects COBRA, the COBRA Continuation Benefit for a period of 12 months following the Participant’s Termination of Employment, and (C) accelerated vesting of all outstanding equity compensation awards held by the Participant immediately prior to such Termination of Employment (with performance-based equity awards vesting at the greater of actual performance as of such Termination of Employment or the target performance goal established with respect to such awards).

3.2Severance Benefits Discretionary.  Severance benefits available under the Plan are wholly discretionary.  Prior to the receipt of a Participation Agreement, a Participant will have no legally binding right to any benefits under the Plan.

3.3Release and Other Agreements.  Notwithstanding any other provision in the Plan to the contrary, as consideration for receiving severance benefits under the Plan, each Participant who is otherwise entitled to receive such benefits must execute a release, and such other documents and agreements as reasonably required by the Plan Administrator, in the form and pursuant to the procedures reasonably established by the Plan Administrator.  If a Participant fails to properly execute such release and other documents or agreements within 55 days of the Participant’s Termination of Employment (which release will be delivered to the Participant no later than seven days following such Termination of Employment), the Participant shall not be entitled to severance benefits under the Plan.

3.4Voluntary Termination.  An Employee who voluntarily terminates employment with the Company (other than a voluntary termination for Good Reason under circumstances that would entitle the Participant to severance benefits pursuant to Section 3.3) shall receive no severance benefits under the Plan.

3.5Termination for Cause, Death or Disability.  In the event the employment of a Participant is terminated by the Company for Cause or due to the death or Disability of the Participant no severance benefits will be payable pursuant to the Plan.

3.6Sections 280G and 4999 of the Code.  Notwithstanding any other provision in this Plan the contrary, in the event that a Participant becomes entitled to any payments or benefits under this Plan and any portion of those payments or benefits, when added to any other amount theretofore or thereafter payable to the Participant, whether or not under any other plan, arrangement or agreement with the Company (the “Aggregate Benefits”), would be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the payments and/or benefits under this Plan shall be reduced (first by reducing the cash payments under this Plan, then by reducing any fringe or other benefits required to be provided under this Plan, then by reducing the payments under any other plan, arrangement or agreement and finally by reducing the number of shares of any equity award subject to accelerated vesting under this Plan or any other plan, arrangement or agreement) to an amount that is one dollar ($1.00) less than the amount of the Aggregate Benefits which could be made to the Participant before any portion of the Aggregate Benefits was subject to the Excise Tax.  Determinations pursuant to this Section 3.6 will be made by the Company in its discretion.

Article IV
GENERAL PROVISIONS

4.1Funding and Cost of Plan.  The severance benefits provided herein shall be unfunded and shall be provided from the Company’s general assets.  The cost of providing severance benefits under the Plan shall be borne by the Company.

4.2Named Fiduciary.  The Plan Administrator shall be the named fiduciary for purposes of ERISA.

4.3Administration.  The Plan Administrator shall be responsible for the management and control of the operation and the administration of the Plan, including without limitation, interpretation of the Plan, decisions pertaining to eligibility to participate in the Plan, computation of severance benefits, granting or denial of severance benefit claims, and review of claims denials.  The Plan Administrator has absolute discretion in the exercise of its powers and responsibilities.  To the extent the Company delegates its responsibilities and powers as Plan Administrator, the Company shall, without limiting any rights that the delegate may have under the Company’s charter or bylaws, applicable law or otherwise, indemnify and hold harmless each such delegate (and any other individual acting on such delegate’s behalf) against any and all expenses and liabilities arising out of such person’s administrative functions or fiduciary responsibilities, excepting only expenses and liabilities arising out of the delegate’s own gross negligence or willful misconduct; expenses against which such delegate shall be indemnified hereunder include without limitation the amounts of any settlement, judgment, attorneys’ fees, costs of court, and any other related charges reasonably incurred in connection with a claim, proceeding, settlement, or other action under the Plan.

4.4Plan Year.  The Plan shall be administered on a calendar year basis.  Accordingly, the Plan year shall be the twelve-consecutive-month period commencing January 1 of each year.

4.5Amendment and Termination.  The Plan may be amended or terminated by the Plan Administrator at any time; provided, however, that no amendment may materially reduce the benefits payable to any Participant without the consent of such Participant

4.6Successors.  Any successor to the Company shall assume the Company’s obligations under the Plan.  The failure of any successor to assume the Plan or any termination or amendment of the Plan that does not comply with the provisions of Section 4.5 shall be deemed to be a Termination of Employment by the Company without Cause for any affected Participant.

4.7Claims Procedure and Review.  Claims for severance benefits under the Plan shall be made to the Plan Administrator.  If a claim for severance benefits is wholly or partially denied, the Plan Administrator shall, within a reasonable period of time but no later than 90 days after receipt of the claim (or 180 days after receipt of the claim if special circumstances require an extension of time for processing the claim), notify the claimant of the denial.  Such notice shall (a) be in writing,  (b) be written in a manner calculated to be understood by the claimant, (c) contain the specific reason or reasons for denial of the claim, (d) refer specifically to the pertinent Plan provisions upon which the denial is based, (e) describe any additional material or information necessary for the claimant to perfect the claim (and explain why such material or information is necessary), and (f) describe the Plan’s claim review procedures and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of the ERISA, following an adverse benefit determination on review. Within 60 days of the receipt by the claimant of this notice, the claimant may file a written appeal with the Plan Administrator.  In connection with the appeal, the claimant may review Plan documents and may submit written issues and comments.  The Plan Administrator shall deliver to the claimant a written decision on the appeal promptly, but not later than 60 days after the receipt of the claimant’s appeal (or 120 days after receipt of the claimant’s appeal if there are special circumstances which require an extension of time for processing).  Such decision shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) include specific reasons for the decision, (iv) refer specifically to the Plan provisions upon which the decision is based, (v) state that the claimant is entitled to receive, on request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim for benefits, and (vi) a statement of the Participant’s right to bring an action under section 502(a) of ERISA.  If special circumstances require an extension, up to 180 or 120 days, whichever applies, the Plan Administrator shall send written notice of the extension.  This notice shall indicate the special circumstances requiring the extension and state when the Plan Administrator expects to render the decision.

4.8Not Contract of Employment.  The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company and any person, to be consideration for the employment of any person, or to have any impact whatsoever on the at-will employment relationship between the Company and the Participants.  Nothing in the Plan shall be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time.  Nothing in the Plan shall be deemed to give the Company the right to require any person to remain in the employ of the Company or to restrict any person’s right to terminate employment at any time.

4.9Governing Law.  This Plan shall be interpreted under the laws of the State of Texas except to the extent preempted by federal law.

4.10Gender; Number.  Wherever appropriate herein, the masculine, neuter, and feminine genders shall be deemed to include each other, and the plural shall be deemed to include the singular and vice versa.

4.11Overpayment.  If, due to mistake or any other reason, a person receives severance benefits under this Plan in excess of what the Plan provides, that person shall repay the overpayment to the Company in a lump sum within 30 days of notice of the amount of overpayment.  If that person fails to so repay the overpayment, then without limiting any other remedies available to the Company, the Company may deduct the amount of the overpayment from any other amounts which become payable to that person under the Plan or otherwise.

4.12Headings.  The headings of the Articles and Sections are included solely for convenience.  If the headings and the text of the Plan conflict, the text shall control.  All references to Articles and Sections are to the Plan unless otherwise indicated.

4.13Severability.  If any provision of the Plan is held to be illegal or invalid for any reason, that holding shall not affect the remaining provisions of the Plan.  Instead, the Plan shall be construed and enforced as if such illegal or invalid provision had not been contained herein.

4.14Mitigation.  A Participant will not be required to mitigate the amount of any severance benefit payable hereunder.

4.15Withholding.  The Company may withhold from any amounts payable under the Plan any federal, state or local taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.  To the extent any withholding is required with respect to the COBRA Continuation Benefit such amounts may be withheld from any cash severance benefits payable to the Participant pursuant to the Plan.

4.16Benefits are Not Insured.  The Plan is a severance plan.  The Pension Benefits Guaranty Corporation under Title IV of ERISA does not insure benefits under this Plan.

4.17Section 409A.  Severance benefits payable pursuant to the Plan are intended to constitute a “short term deferral” for purposes of Section 409A of the Code and the guidance promulgated thereunder.  Any payments to be made under this Agreement upon a termination of a Participant’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding any provision in this Plan to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A of the Code if the Participant’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Participant’s death or (ii) the date that is six months after the Participant’s Termination of Employment (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Participant (or Participant’s estate, if applicable) until the Section 409A Payment Date.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan are exempt from, or compliant with, Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Participant on account of non-compliance with Section 409A of the Code.

4.18ERISA Rights.

As a participant in the Plan, Participants are entitled to certain rights and protections under ERISA, which provides that all Plan participants shall be entitled to:

(a)Examine without charge, at the Plan Administrator’s office and at other specified locations such as worksites, all Plan documents, and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports.

(b)Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator.  The Plan Administrator may make a reasonable charge for the copies.

(c)To the extent applicable, receive a summary of the Plan’s annual financial report.  The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

In addition to creating rights for Plan Participants, ERISA imposes obligations upon the people who are responsible for the operation of employee benefit plans.  The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Participants and beneficiaries.  No one, including the Company, may fire a Participant or otherwise discriminate against a Participant in any way to prevent the Participant from obtaining benefits or exercising his or her rights under ERISA.

If a claim for a severance benefit is denied in whole or in part, a Participant has the right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps a Participant can take to enforce the above rights.  For instance, if a Participant requests materials from the Plan Administrator and does not receive them within 30 days, the Participant may file suit in a federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay the Participant up to $110 a day until the Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If a Participant’s claim for severance benefits is denied or ignored, in whole or in part, the Participant may file suit in a state or federal court.  If a Participant is discriminated against for asserting his or her rights, the Participant may seek assistance from the U.S. Department of Labor, or file suit in a federal court.  The court will decide who should pay court costs and legal fees.  If the Participant is successful, the court may order the person sued by the Participant to pay the costs and fees.  If the Participant loses, the court may order the Participant to pay the costs and fees (for example, if it finds that the Participant’s claim is frivolous).

If a Participant has any questions about this Plan, the Participant should contact the Plan Administrator.  If a Participant has any questions about this statement or about his or her rights under ERISA, or if a Participant needs assistance in obtaining documents from the Plan Administrator, he or she should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington D.C.  20210.  A Participant may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

4.19Additional Information.

Plan Name:	Sailpoint Technologies Holdings, Inc. Severance Pay Plan
Plan Year:	January 1 through December 31
Type of Plan:	Welfare Plan—Severance Plan
Plan No.:	506
Plan Sponsor:	Sailpoint Technologies Holdings, Inc.11305 Four Points Drive, Building 2, Suite 100Austin, Texas 78726EIN: 47-1628077
Plan Administrator:	Sailpoint Technologies Holdings, Inc.11305 Four Points Drive, Building 2, Suite 100Austin, Texas 78726
Telephone Number: (512) 346-2000
The Plan is administered by the Company.
Funding Medium:	Plan severance benefits are paid from general assets of the Company.
Agent for Service of Legal Process:	The Plan Administrator. Process may be served at the address specified above.

IN WITNESS WHEREOF, the Company. has executed this Sailpoint Technologies Holdings, Inc. Severance Pay Plan, effective as of November 6, 2018.

SAILPOINT TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Cam McMartin
Cam McMartin
Chief Financial Officer